EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

NuScale Power Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock(3)	457	(a)	32,503,809	$10.04	$326,338,242.36	.0000927	$30,251.56
Equity	Class A Common Stock(4)	457	(a)	56,961	$10.04	$571,888.44	.0000927	$53.01
Equity	Class A Common Stock(5)	457	(a)	7,278,826	—	—	.0000927	—
Total Offering Amounts						$326,910,130.80		$30,304.57
Total Fee Offsets								—
Net Fee Due								$30,304.57

(1)            Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also includes an indeterminate number of additional shares that become issuable under the 2022 Long-Term Incentive Plan (the “2022 Plan”) or upon the exercise of options under the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC (the “Legacy Plan”), as applicable, as a result of anti-dilution provisions described therein triggered by any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2)            Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Class A Common Stock on the New York Stock Exchange on June 30, 2022 (such date being within five business days of the date that this registration statement was filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act. With respect to the shares described below in Note (5), no additional fee is required pursuant to Rule 457(h)(3).

(3)            Amount includes (a) shares of Class A Common Stock issuable upon the exercise of options granted under the Legacy Plan, which options converted from options to purchase units in NuScale Power, LLC into options to purchase Class A Common Stock of NuScale Power Corporation upon completion of the merger (the “Merger”) effected pursuant to the Agreement and Plan of Merger dated December 13, 2021, as subsequently amended, between NuScale Power Corporation (formerly known as Spring Valley Acquisition Corp.), NuScale Power, LLC and Spring Valley Merger Sub, LLC, and (b) shares of Class A Common stock reserved for future issuance pursuant to awards that may be granted under the 2022 Plan.

(4)            Amount is the number of shares of Class A Common Stock issued upon the exercise of options under the Legacy Plan after the effective date of the Merger.

(5)            Amount is the number of shares of Class A Common Stock underlying unexercised options under the Legacy Plan held by affiliates of the registrant, the resale of which shares might otherwise be limited by the resale restrictions imposed under Rule 144(i) under the Securities Act.